Filed Pursuant to Rule 433
    Registration Nos. 333-126348, 333-126348-01, 333-126348-02 and 333-126348-03
                                                                January 11, 2006

                               PRICING TERM SHEET

                (To Prospectus Supplement dated January 11, 2006)

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Issuer:                             Alabama Power Company
Issue:                              Series FF Senior Notes due January 15, 2016
Offering Size:                      $200,000,000
Coupon:                             5.200% per annum, payable semi-annually
Maturity:                           January 15, 2016
Treasury Benchmark:                 4.500% due November 15, 2015
US Treasury Spot:                   100-10
US Treasury Yield:                  4.460%
Spread to Treasury:                 77 basis points
Re-offer Yield:                     5.230%
Price to Public (Issue Price):      99.769%
Gross Proceeds:                     $199,538,000
Gross Spread:                       0.65%
All-in Price:                       99.119%
Net Proceeds to Issuer:             $198,238,000
Optional Redemption:                Make Whole T + 15 bp
Minimum Denomination:               $1,000
Ratings:                            A2 / A
Trade Date:                         January 11, 2006
Settlement Date:                    On or about January 18, 2006
Day Count Convention:               30/360
CUSIP:                              010392ER5
Joint Bookrunners:                  Citigroup Global Markets Inc. and Goldman, Sachs & Co.
Co-managers:                        BNY Capital Markets, Inc., Jackson Securities, LLC,
                                    Morgan Keegan & Company, Inc. and Scotia Capital
                                    (USA) Inc.

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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580 or 1-866-471-2526.